Exhibit 32.1

906 Certification

This certification is being furnished to the Securities and Exchange Commission solely in connection with Section 1350 of Chapter 63 of title 18, United States Code, “Failure of corporate officers to certify financial reports”, and is not being filed as part of MBNA Corporation’s Form 10-K for the period ended December 31, 2004 accompanying this certification.

I, Bruce L. Hammonds, Chief Executive Officer of MBNA Corporation, certify that MBNA Corporation’s Form 10-K for the period ended December 31, 2004, fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of MBNA Corporation.

Date: March 15, 2005
/s/ Bruce L. Hammonds
Bruce L. Hammonds
Chief Executive Officer